PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT PURSUANT TO CONDUENT INCORPORATED 2021 PERFORMANCE INCENTIVE PLAN
This Performance Restricted Stock Unit Award Agreement (“Agreement”) is made by Conduent Incorporated, a New York corporation (the “Company”), as of the date that appears in the Award Summary (as defined below) and the individual whose name appears on the Award Summary (the “Employee”), who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the Company, or such subsidiary or affiliate, the “Employer”).
In accordance with the provisions of the Conduent Incorporated 2021 Performance Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer (the “CEO")of the Company has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The “Award Summary” is a separate document, posted to GEMS or any other applicable Human Resources information system, that provides for the effective date hereof (the “Date of Grant”), and the target number of Performance Restricted Stock Units granted pursuant hereto. The Award Summary is incorporated herein in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
AWARDS
1.Award of Performance Restricted Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the Date of Grant the target number of Performance Restricted Stock Units (the “PRSUs”) as shown on the Award Summary.
TERMS OF THE PERFORMANCE RESTRICTED STOCK UNITS
2.Entitlement to Shares. As soon as practicable and within 60 days following the Vesting Date (as defined below) (or such earlier date provided in Section 8) in connection with the PRSUs, the Company shall deliver to the Employee, in such manner as the Company shall determine, a number of shares of common stock of the Company (“Common Stock”) equal to the number of vested PRSUs as determined pursuant to Section 3 (subject to reduction for withholding of the Employee’s taxes in relation to the award as described in Section 10); provided that any fractional shares shall be delivered in the form of cash equal to the value of such fractional shares on the applicable Vesting Date.
3.Vesting. The PRSUs will be subject to performance-based vesting conditions (the “Performance Conditions”) which are set forth on Exhibit A. The PRSUs shall vest on December 31, 2025 or such earlier date as may be provided in Section 8 (the “Vesting Date”) and the number of PRSUs eligible to vest shall be based on the satisfaction of the Performance Conditions as set forth on Exhibit A and subject to the Employee’s continued employment with or provision of services to the Company or a subsidiary or affiliate through the Vesting Date or as otherwise provided in Section 8. For the avoidance of doubt, the change of the Employee’s status from employee to non-employee member of the Board of Directors of the Company, consultant or contractor who continues to provide services to the Company or a subsidiary or affiliate will not be considered a termination for purposes of this Agreement.

Notwithstanding, to the extent all or a portion of the PRSUs have not vested as of the Vesting Date, the unvested PRSUs will be forfeited.

Upon the occurrence of an event constituting a Change in Control, notwithstanding anything to the contrary in Section 8 of the Plan, the PRSUs outstanding on the date of such Change in Control, and any dividend equivalents with respect thereto, shall be assumed by the successor company (or its parent company) and remain outstanding, and thereafter the vesting of such PRSUs, and any dividend equivalents with respect thereto, shall be eligible to vest on the Vesting Date, subject to the Employee’s continued employment with or provision of services to the Company or a subsidiary or an affiliate through the Vesting Date (and the Performance Conditions shall be deemed to have been achieved at the “Median” level as set forth on Exhibit A as of the date of the Change in Control), and in such instance such PRSUs shall be paid in cash in accordance with the terms of the Plan at the earliest time set forth in the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee; provided that the PRSUs, and any dividend equivalents with respect thereto, shall vest and shall be paid to the extent provided in Section 8 in the event of the Employee’s termination of employment or services following such Change in Control and prior to the Vesting Date. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
4.Dividend Equivalents. The Employee shall become entitled to receive from the Company on the Vesting Date (or such earlier date provided in Section 8) a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of vested PRSUs (if any) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the Vesting Date (or such earlier date provided in Section 8) as provided under Section 3. Payments under this Section shall be net of any required withholding taxes.
OTHER TERMS
5.Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock and related holding requirements (the “Stock Ownership Guidelines”) shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to the Employee in writing.
6.Voting Rights/Dividends. Except as otherwise provided herein, the Employee shall have no rights as a shareholder with respect to the PRSUs until the date of issuance of a stock certificate to him for such PRSUs and no adjustment shall be made for dividends or other rights for which the record date is prior to the date the PRSUs become vested.
7.Non-Assignability. Unless otherwise provided by the Committee in its discretion, PRSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 7(d)(ii) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a PRSU in violation of the provisions of this Section 7 and Section 7(d)(ii) of the Plan shall be void.
8.Effect of Termination of Employment or Services or Death.
(a)Effect on PRSUs. In the event of the Employee’s termination of employment or services prior to December 31, 2025, the PRSUs will be treated as set forth below.
(i)Voluntary Resignation. In the event the Employee voluntarily ceases to be an employee of or otherwise provide services to the Employer for any reason other than a Termination For Good Reason following a Change in Control or a Qualifying Retirement, the PRSUs shall be canceled and forfeited on the date of such voluntary termination of employment or services.
(ii)Qualifying Retirement. In the event of a Qualifying Retirement, the Employee will remain eligible to vest in a Pro-Rata Amount of the PRSUs that otherwise vest on December 31, 2025 based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto; provided that the Employee (A) completes a successful transition of responsibilities (as determined by the Board of Directors of the Company) and cooperates during the remaining vesting period, (B) complies with any applicable restrictive covenants and non-disparagement provisions during the remaining vesting period, (C) reasonably cooperates with the Company and its affiliates with respect to any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during the Employee’s tenure with the Company, and (D) does not accept full time employment at a public or private company (with the exception of (1) board service, teaching, public service, or consulting, (2) employment with a family business, non-profit, startup, or other materially similar enterprise, or (3) any other employment specifically approved by the CEO (or, if the Employee was the CEO prior to such retirement, the Board of Directors of the Company).
(iii)Termination without Cause. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer for any reason other than due to death, Disability, or a termination for Cause, the Employee will remain eligible to vest in a Pro-Rata Amount of PRSUs that otherwise vest on December 31, 2025 based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto, provided that the number of full months in the numerator of the Pro-Rata Amount will be increased by a number equal to the number of months of cash severance the Employee would be entitled to under the Company’s applicable severance plan or policy, but shall in no event be greater than 36.
(iv)Qualifying Termination Following Change in Control. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer following a Change in Control for any reason other than a termination for Cause, or voluntarily ceases to be an employee due to a Termination for Good Reason following a Change in Control, then the PRSUs covered by this Agreement, and any dividend equivalents with respect thereto, shall immediately vest at the “Median” performance level as set forth on Exhibit A (without proration based on the portion of the vesting period elapsed prior to such termination) and shall be paid in cash in accordance with the terms of the Plan within 60 days following the earliest time set forth in the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such Termination Date.
(v)Death or Disability. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer by reason of death or Disability prior to a Change in Control, the PRSUs covered by this Agreement, and any dividend equivalents with respect thereto, shall remain eligible to vest pursuant to Section 3 based on the satisfaction of the Performance Conditions and as if such Employee remained employed through the Vesting Date and shall be settled within 60 days following the applicable Vesting Date in accordance with Section 2, without proration.
(vi)Termination for Cause. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer due to termination for Cause, the PRSUs shall be cancelled and forfeited on the date of such termination of employment or services, in addition to any other rights reserved under the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.

(b)Definitions.
“Cause” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
“Change in Control” has the meaning set forth in the Plan, except that for Section 8(a) only, an increase in ownership by Permitted Holders shall not be deemed a Change in Control.
“Disability” shall include cessation of active employment or services due to commencement of long- term disability under the Employer’s long-term disability plan or under a disability policy of any subsidiary or Affiliate, as applicable; provided that a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.
“Permitted Holders” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
“Pro-Rata Amount” will be equal to the number of PRSUs that would otherwise vest on December 31, 2025 based on the achievement of the Performance Conditions, multiplied by a fraction, the numerator of which is the number of full months elapsed between January 1, 2023 and the Termination Date and the denominator of which is 36; provided that such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such Termination Date. Any PRSUs that do not vest as set forth above shall be forfeited.
“Qualifying Retirement” shall mean voluntary termination of Employee’s employment with or services to Employer where (i) the Employee is at least age sixty (60) and has at least five (5) years of service with the Employer or its parents or subsidiaries and (ii) such Employee’s retirement has been agreed to and approved by the Chief Executive Officer of the Company (and, if Employee is a Section 16 officer of the Company, by the Board of Directors of the Company), who shall have the sole discretion to determine the date of retirement of such Employee.
“Termination Date” means the date of the Employee’s termination of employment with or services to the Employer.
“Termination For Good Reason” shall mean the termination of the Employee within two years of the occurrence of any of the following circumstances, provided that (1) such circumstance occurs without the Employee’s express written consent after a Change in Control, and (2) the Employee gives the Company notice of the occurrence of the offending circumstance(s) within 90 days of the first occurrence of the circumstance(s), and the Company fails to cure the circumstance(s) within 30 days of receipt of this notice (or the Company notifies the Employee in writing prior to the expiration of such 30-day period that the circumstance(s) will not be cured):
(a)The material diminution of the Employee’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control;
(b)Any of the following: (1) A material reduction in the Employee’s annual base salary and/or annual target bonus, (2) a failure by the Company to increase the Employee’s annual base salary following a Change in Control at such periodic intervals not materially inconsistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in the Employee’s base salary for the three merit pay periods immediately preceding such Change in Control, or (3) the failure to increase the Employee’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (b) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;
(c)The Company’s requiring the Employee to be based anywhere other than in the metropolitan area in which the Employee was based immediately before the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the Employee’s present business travel obligations), provided that such required relocation constitutes a material change in the geographic location at which the Employee is required to perform the services;
(d)The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which the Employee participates immediately before the Change in Control (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other employees, than existed at the time of the Change in Control; or
(e)The failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Plan.
A termination by the Employee of his or her employment or services shall not fail to be a Termination for Good Reason merely because of the Employee’s incapacity due to physical or mental illness, or because the Employee’s employment or services continued after the occurrence of any of the events listed in this subsection. For the avoidance of doubt, a Termination for Good Reason by the Employee shall not mean the Company’s reasonable accommodation or modification of the Employee’s authority, duties, or responsibilities because of the Employee’s Disability.
(c)Divestiture. Notwithstanding the above, the termination of the Employee’s employment with or services to the Employer in connection with the Employer’s sale (whether by sale of assets or a subsidiary, or both) of a line of business within which the Employee was employed or providing services immediately prior to such sale as determined by the Committee in its sole discretion, that does not constitute a Change in Control, shall be treated as an involuntary termination of employment or services for purposes of this Agreement and the PRSUs shall vest and be paid as provided in Section 8(a)(iii) above; provided, that, in the event the Employee is offered a comparable position (as determined by the Committee in accordance with the Company’s severance policy) with the acquirer of such line of business and does not accept such offer, the PRSUs shall be cancelled and forfeited on the date of termination of employment or services.
9.General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PRSUs or the issue or purchase of shares of Common Stock hereunder, the certificates for shares of Common Stock may not be issued in respect of PRSUs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PRSUs.

10.Responsibility for Taxes. The Employee acknowledges that the ultimate responsibility for the Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to the Employee’s participation in the Plan and legally applicable to the Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. In the event that there is withholding tax liability in connection with the vesting or settlement of PRSUs, the Employee may satisfy, in whole or in part, any withholding tax liability: (a) by cash payment of an amount equal to such withholding liability; or (b) by having the Company withhold from the number of PRSUs in which the Employee would be entitled to vest a number of shares of Common Stock having a fair value equal to such withholding tax liability in accordance with the Company’s share withholding procedures.
11.Nature of Award. In accepting the award, the Employee acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 9(e) of the Plan regarding Plan amendment and termination and, in addition, the PRSUs are subject to modification and adjustment under Section 9(c) of the Plan;
(b)the award of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted repeatedly in the past;
(c)all decisions with respect to future PRSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
(d)the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time; further, the PRSU award and the Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(e)the Employee is voluntarily participating in the Plan;
(f)the PRSUs and the shares of Common Stock subject to the PRSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Employee’s employment contract, if any;
(g)the PRSUs and the shares of Common Stock subject to the PRSUs are not intended to replace any pension rights or compensation;
(h)the PRSUs and the shares of Common Stock subject to the PRSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;
(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(j)in consideration of the award of the PRSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs, including, but not limited to, forfeiture resulting from termination of the Employee’s employment with or services to the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the

Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and
(k)subject to the provisions in the Plan regarding Change in Control, PRSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
12.No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.
14.Restrictive Covenants. Other than with respect to an Employee who is located in a jurisdiction where such restrictive covenants are not permitted under applicable law, by executing this Agreement and accepting this Award and the delivery of any shares of Common Stock hereunder, Employee is also agreeing to be bound by and to comply with all of the terms and conditions contained in the Non-Competition and Non-Solicitation Agreement set forth as Exhibit B to this Agreement and incorporated herein by reference (“Restrictive Covenants”).
15.Recoupments. This Award shall be subject to the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
16.Cancellation and Rescission of Award. Without limiting the foregoing Section 15, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:
(a)The Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)The Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.

Notwithstanding the above, this Agreement does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, and shall not, and not be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.
(c)The Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during services with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.
(d)Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Section 16 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Employee received in connection with the rescinded payment or delivery.
17.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Drive, Suite 200, Florham Park, NJ 07932 USA, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.
18.Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any employee who fails to comply with the Company’s acceptance requirement within 90 days of the effective date of the award.
20.Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
21.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Section 9(b) of the Plan to the Beneficiary(ies) or transferee of the Employee.
22.Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the State of Delaware and applicable Federal law. This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the state or federal courts located in Delaware.
23.Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for the Employee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its Affiliates. In the event that any 60-day period described in Section 8 of this Agreement straddles two calendar years, then any PRSUs, and any dividends with respect thereto, that are settled within such 60-day period in accordance with this Agreement shall be settled in the second calendar year.

If, at the time of the Employee’s separation from service (within the meaning of Section 409A), (a) the Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.
24.Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
25.Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
26.Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the PRSU award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Employee’s country (the “Appendix”). Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
27.Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PRSUs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

CONDUENT INCORPORATED

By: /s/ CLIFFORD SKELTON
Clifford Skelton, President and Chief Executive Officer Date: April 1, 2023

EXHIBIT A

Performance Conditions & Rules
The number of PRSUs that vest shall be based on the satisfaction of the relative total shareholder return (rTSR) goal set forth below.
Conduent’s TSR rank for the period from April 1, 2023 through December 31, 2025, as compared to the 2023 Proxy Peer Group as approved in August 2022 and as set forth in the table below:

rTSR	Payout (as % of Target)
75th Percentile	150%
Median	100%
25th Percentile	50%
•Linear interpolation will be used for results between points.
•Number of PRSUs vesting is capped at 100% of target if absolute TSR for Conduent during the period is negative.
•In the event that the number of PRSUs vesting have an aggregate fair market value as of the date of vesting that is greater than six times the aggregate fair market value of the target number of PRSUs on the date of grant (the “Vesting Limit”), the number of PRSUs vesting shall be reduced to the number of PRSUs with an aggregate fair market value as of the date of vesting equal to the Vesting Limit.
TSR for Conduent and the Proxy Peer Group are measured as follows:
TSR = Ending Stock Price - Beginning Stock Price + Reinvested Dividends
Beginning Stock Price

•Beginning Price = Average closing stock price for the 90 trading days preceding the start of the performance period
•Ending Price = Average closing stock price for the last 90 trading days of the performance period
•Reinvested Dividends = Dividends are assumed to be reinvested as of the ex-dividend date in the calculation
2023 Proxy Peer Group

Alight	ExlService
Allscripts	Genpact LT
Healthcare	ICF Intl
CACI Internationa	Leidos Holdings, In
CGI Grou	ManTech Int
Concentrix	Maximus, Inc
CSG Systems In	TELUS Int
TriNet Grou
•Acquired peers (not the surviving company) will be removed from peer group for measurement.
•Bankrupt peers will be forced rank to the bottom (assume -100% TSR).
•Peer spins off business--keep peer and include in SpinCo distribution/dividend in calculation of the peer's TSR.

EXHIBIT B
Non-Competition and Non-Solicitation Agreement
This Non-Competition and Non-Solicitation Agreement (“Agreement”) is made effective as of April 1, 2023 (“Effective Date”) between Conduent Business Services, LLC, its parent, subsidiaries, divisions and affiliates (collectively, “Conduent”) and the individual whose name appears in the Award Summary (“Employee”).
WHEREAS, Employee acknowledges that Conduent is in a competitive industry in which the creation, maintenance, and use of confidential or proprietary information and innovation are critical to Conduent’s success, and that the protection of that information and innovation is reasonably necessary to protect the goodwill and other legitimate business interests of Conduent; and
WHEREAS, Employee further acknowledges the receipt and sufficiency of the consideration provided to Employee in exchange for Employee’s obligations under this Agreement, including, but not limited to, Employee’s employment or continued employment with Conduent in Employee’s current or a newly promoted role, Employee’s access to and receipt of trade secrets and confidential and proprietary information relating to Conduent’s business and clients, and, if applicable, Employee’s participation in Conduent incentive programs.
NOW, THEREFORE, Conduent and Employee agree as follows:
1.Non-Competition. (a) During the Non-Compete Period, Employee will not, directly or indirectly, own (beneficially or otherwise), manage, operate, or render any services for (including, but not limited to, as an employee, proprietor, partner, agent, contractor, or consultant) any Entity that is engaged in any Competitive Activity in the Geographical Area.
(b)For purposes of this Agreement, the following terms will have the meaning set forth below:
(i)“Non-Compete Period” means during Employee’s employment and for twelve (12) months following the Employment Cessation Date, provided, however, that the Non-Compete Period shall be shortened to end six (6) months following the Employment Cessation Date in either of the following two (2) situations: (A) immediately prior to the Employment Cessation Date, Employee’s employment job grade is C10 or lower and Employee has fully complied with each of the provisions of this Agreement, or (B) Employee’s termination is due specifically to a reduction in force and Employee has fully complied with each of the provisions of this Agreement.
(ii)“Employment Cessation Date” means the earlier of Employee’s last day of active employment with Conduent or Employee’s termination date as reflected in Conduent’s records.
(iii)“Entity” means an individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or any other entity.
(iv)“Competitive Activity” means offering, selling or providing any productor service that competes with a product or service that Conduent offers, sells, or provides at any time during the twenty-four (24) months before the Employee’s Employment Cessation Date.
(v)“Geographical Area” means the United States of America and any other country in which the Employee had responsibility for the business activity of Conduent in the twelve (12) months preceding the Employment Cessation Date.
Nothing in this Section 1 prohibits Employee from being or becoming an owner of less than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or actively traded on in the over the counter market, so long as the Employee has no direct or indirect participation in any business of such company that offers any product or service that competes with any product or service offered by Conduent.
2.Non-Solicitation of Customers. During the term of Employee’s employment and for a period of twelve (12) months following the Employment Cessation date (“Non-Solicit Period”), Employee will not, directly or indirectly, solicit, service, handle, or accept business from any customer or potential customer of Conduent, or solicit, induce or encourage any customer or potential customer to terminate or reduce the level of business it does with Conduent. This covenant shall only apply to (i) customers of Conduent with whom Employee had contact or for whom Employee was responsible, in whole or part, for providing (or assisting or supervising the performance of) services or products on behalf of Conduent during the last twelve (12) months of Employee’s active employment with Conduent, and (ii) those prospective customers of Conduent with whom Employee had contact or solicited business on behalf of Conduent during the last twelve (12) months of Employee’s active employment,
3.Non-Solicitation of Employees. During the Non-Solicit Period, as defined above, Employee will not, directly or indirectly, recruit, solicit, induce, encourage or assist any employee of Conduent to leave such employee’s employment with Conduent.
4.Non-Disparagement. During the Non-Compete Period, Employee agrees that Employee will not, directly or indirectly, in any capacity or manner, publicly make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, electronically transmitted or otherwise, with respect to the Company, or any of its respective directors, officers or employees, (collectively “Company Parties”), which would malign, harm, disparage, defame or damage the reputation or good name of any of the Company Parties; provided, that this Section 4 shall not restrict Employee from disclosing any information to Employee’s attorneys or in response to a lawful subpoena or court order requiring disclosure of information or otherwise responding in any legal proceeding or legal or regulatory process or in connection with initiating any legal proceeding.
5.At-Will Employment. Employee and Conduent agree and acknowledge that Employee’s employment with Conduent is at-will and that this Agreement does not obligate Conduent to employ Employee for a predetermined period of time. Employee has the right to terminate Employee’s employment at any time for any reason, and Conduent has the same right. The post-employment obligations of this Agreement shall survive the termination of Employee’s employment with Conduent.
6.Termination of Certain Other Obligations. Employee and Conduent agree that any prior agreement between Employee and Conduent containing a non-compete obligation, a non-solicitation of customers obligation or a non-solicitation of employees obligation is hereby terminated and Employee shall only be subject to this Agreement with respect to such matters. Except as provided by the preceding sentence, all other terms of all agreements between Employee and Conduent shall remain in full effect.
7.Equitable Relief. Employee and Conduent agree that, in the event of breach of this Agreement by Employee, Conduent would be irreparably harmed but the amount of damages to Conduent would be difficult to ascertain. Conduent and Employee agree that in the event of such breach, Conduent shall have the right to an injunction or other equitable relief and to all other appropriate legal remedies, including damages. In the event any lawsuit is brought to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.
8.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles. Employee and Conduent agree that any claims or suits arising out of or relating to this Agreement shall be commenced and maintained in the state or federal courts located in Delaware, and Employee hereby submits to the jurisdiction and venue of any such court.
9.Enforceability. In the event that any of the provisions of this Agreement is deemed unenforceable or to exceed the protections afforded employers under applicable law, then such provision(s) shall be deleted and/or revised to provide Conduent the maximum protections permitted by applicable law and still be valid and enforceable, and all remaining provisions of this Agreement shall remain in full force and effect.
10.Binding Effect. Employee acknowledges that Employee had the opportunity to review this Agreement with an attorney of Employee’s own choosing and that Employee carefully reviewed the terms of this Agreement before knowingly and voluntarily executing it.
11.No Waiver. Any failure by Conduent to exercise any of its rights under this Agreement in the event of any breach of the Agreement by Employee shall not be construed as a waiver of any such breach, nor act to prevent Conduent from requiring strict compliance with the terms of this Agreement.
12.Assignment. This Agreement shall be assignable to and shall inure to the benefit of Conduent’s successors and assigns, including, but not limited to, subsidiaries and/or successors through mergers, name change, consolidation or sale of the majority of Conduent’s stock or assets and shall be binding upon Employee. Employee shall not have the right to assign the Employee’s rights or obligations under this Agreement. The covenants contained in this Agreement shall survive termination of Employee’s employment regardless of who causes the termination of employment or the reason for the termination.